As filed with the Securities and Exchange Commission on April 2, 2009

Registration No. 333-146867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4 to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES

ACT OF 1933 OF CERTAIN REAL ESTATE COMPANIES

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact name of registrant as specified in its governing instruments)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(310) 996-8704

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Lenard

Executive Vice President, Secretary and Counselor

Paladin Realty Income Properties, Inc.

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(310) 996-8704

(310) 996-8708 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosemarie A. Thurston

Lesley H. Solomon

Alston & Bird LLP

1201 W. Peachtree Street, Atlanta, Georgia 30309-3424

(404) 881-7000

(404) 881-7777 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-146867

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note: This Post-Effective Amendment No. 4 is filed pursuant Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits.

(b)	Exhibits. The following exhibits are filed as part of this Registration Statement on Form S-11:

Exhibit	Exhibit Description
23.3	Consent of KPMG LLP (independent registered public accounting firm).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 2nd day of April, 2009.

PALADIN REALTY INCOME PROPERTIES, INC.

By:	/s/ Whitney A. Greaves
Name: Whitney A. Greaves
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to Form S-11 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Whitney A. Greaves Whitney A. Greaves	President and Chief Executive Officer (Principal Executive Officer)	April 2, 2009

* Michael B. Lenard	Executive Vice President, Secretary, Counselor and Director	April 2, 2009

/s/ John A. Gerson	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Account Officer)	April 2, 2009
John A. Gerson

*	Chairman of the Board	April 2, 2009
James R. Worms

*	Director	April 2, 2009
Harold H. Greene

*	Director	April 2, 2009
Harvey Lenkin

*	Director	April 2, 2009
Michael L. Meyer

* Christopher H. Volk	Director	April 2, 2009

* /s/ John A. Gerson		April 2, 2009
John A. Gerson, as attorney-in-fact

EXHIBIT INDEX

Exhibit	Exhibit Description
23.3	Consent of KPMG LLP (independent registered public accounting firm).